UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 10, 2006

Hawaiian Electric Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Hawaii	1-8503	99-0208097
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

900 Richards Street, Honolulu, Hawaii		96813
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(808) 543-5662

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Board of Directors of Hawaiian Electric Industries, Inc. (HEI) announced on February 10, 2006 that Robert F. Clarke will relinquish his title as Chairman, President and Chief Executive Officer (CEO) of HEI, effective at HEI’s Annual Meeting of Shareholders on May 2, 2006 and will not be renominated as a director of HEI. He will retire on May 31, 2006, after 19 years of service with HEI. Mr. Clarke joined HEI in 1987 as Vice President-Strategic Planning and was promoted to Group Vice President-Diversified Companies in 1988, becoming President and CEO in 1991 and Chairman in 1998.

HEI’s board of directors named Constance H. Lau, 53, President and CEO of HEI’s bank subsidiary, American Savings Bank, F. S. B. (ASB), to succeed Mr. Clarke on May 2, 2006, as HEI President and CEO, as well as Chairman of Hawaiian Electric Company, Inc. (HECO), HEI’s electric utility subsidiary. Ms. Lau will also retain her position as President and CEO of ASB and will add the title of Chairman of the ASB board. She will also be nominated to be elected by the shareholders as a director of HEI.

Ms. Lau joined HECO in 1984 and has 21 years of service as of December 31, 2005 (company service includes service with an HEI subsidiary). She has held a number of officer and director positions throughout the HEI companies, including HEI Treasurer from April 1989 to October 1999 and Assistant Corporate Counsel and Treasurer at HECO. She was appointed Senior Executive Vice President and Chief Operating Officer of ASB and a director of ASB in December 1999 and became President and CEO in June 2001. There are no family relationships between Ms. Lau and any other executive officer or director of HEI or any arrangements or understandings between her and any person, pursuant to which she was selected. In addition, Ms. Lau is also on the board of directors of Alexander & Baldwin, Inc.

Ms. Lau has two preferential employee rate mortgages issued by ASB, as allowed by the amended Federal Reserve Act. The largest aggregate amount of indebtedness outstanding under these mortgages during 2005 was $884,464 and the aggregate amount outstanding at January 31, 2006, was $857,826. The first mortgage, of which the largest loan amount outstanding in 2005 was $842,136 and the loan amount outstanding as of January 31, 2006 was $818,676, had an average interest rate charge of 2.625%. This rate is based on ASB’s policy for employees and directors using a formula of .50% premium above the cost of funds or .50% premium above the Applicable Federal Rate established by the Internal Revenue Service, whichever is greater. The second mortgage, of which the largest loan amount outstanding in 2005 was $42,328 and the loan amount outstanding as of January 31, 2006 was $39,150, had an average interest rate charge of 3.125%. The rate for the second mortgage uses the same formula as the first mortgage except with a premium of 1.0%. ASB has also issued credit cards to Ms. Lau, which has preferential employee rates of 12.0%, as allowed by the amended Federal Reserve Act.

Ms. Lau has no employment agreement with HEI or ASB. She does, however, have a change-in-control agreement which was entered into in October 2001. HEI entered into change-in-control agreements with certain executives since 1989 to encourage and ensure their continued attention and dedication to the performance of their assigned duties without distraction in the event of potentially disruptive circumstances arising from a change-in-control of HEI. Each agreement provides that benefits, compensation and position responsibility of these officers will remain at existing levels for a period of two years following a "change-in-control", unless the "expiration date" of the agreement has occurred. A "change-in-control" is defined to include a change-in-control required to be reported under the proxy rules in effect on the date of the agreements, the acquisition by a person (as defined under the Securities Exchange Act of 1934) of 25% or more of the voting securities of HEI, or specified changes in the composition of the board of directors of HEI following a merger, tender offer or certain other corporate transactions. "Expiration Date" is defined as the earliest to occur of the following: (1) two years after a change-in-control; (2) termination of the executive’s employment by the company for "cause" (as defined in the agreement) or by the executive other than for "good reason" (as defined in the agreement); (3) retirement; or (4) termination of the agreement by the company’s board of directors, or termination of the executive’s employment prior to a change-in-control. If the employment of Ms. Lau is terminated after a change-in-control and prior to the expiration date, HEI is obligated to provide a lump sum severance equal to 2.99 times her average W-2 earnings for the last five years, subject to certain limitations. In the event of a change-in-control, all outstanding stock options and stock appreciation rights would be accelerated and become immediately exercisable.

HEI’s Board of Directors also named Jeffrey N. Watanabe, 63, as Nonexecutive Chairman of the HEI Board of Directors, also effective May 2, 2006. Mr. Watanabe has served as an HEI director since 1987. Mr. Watanabe is senior partner of his law firm, Watanabe Ing & Komeiji.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hawaiian Electric Industries, Inc.

February 15, 2006	By:	Eric K. Yeaman

Name: Eric K. Yeaman
Title: Financial Vice President, Treasurer and Chief Financial Officer